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                                                                     Exhibit 4.3

                                    AMENDMENT

                  SECOND AMENDMENT, dated as of October 22, 1998, to the Rights Agreement, dated as of June 5, 1995 (the "Rights Agreement"), between Gryphon Holdings, Inc. (the "Company") and State Street Bank and Trust Company, as Rights Agent (the "Rights Agent"), as amended.

                  WHEREAS, the parties hereto are parties to the Rights Agreement (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Rights Agreement, as amended);

                  WHEREAS, on July 28, 1998, pursuant to resolutions duly and validly adopted by the Board of Directors of the Company, the parties entered into the First Amendment to the Rights Agreement to, among other things, lower the percentage threshold at which a Beneficial Owner of Common Shares became an Acquiring Person;

                  WHEREAS, the definition of "Acquiring Person" as amended by the First Amendment contained a provision which was ambiguous and did not clearly reflect the intention of the Company's Board of Directors; and

                  WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors deems it desirable and in the best interests of the Company and its shareholders to clarify the ambiguity and, in furtherance thereof, the parties hereto desire to amend the Rights Agreement as provided herein and to give effect to such amendment as of July 28, 1998.

                  NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and in the Rights Agreement, the parties hereto agree as follows:

                  1. The definition of "Acquiring Person" as set forth in
Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

         "(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 11.8% or more of the Common Shares then outstanding, but shall not include (i) the Company or any Subsidiary (as such term is hereinafter defined) of the Company, (ii) any employee benefit plan (including, but not limited to, any employee stock ownership plan) of the Company or any Subsidiary of the Company or any Person organized, appointed or established by the Company or such Subsidiary as a fiduciary for or pursuant to the terms of any such employee benefit plan or (iii) any Person who would otherwise be an "Acquiring Person" but for the good faith determination by the Board of Directors of the Company that such Person has become an "Acquiring Person" inadvertently, provided that such Person together with its Affiliates and Associates divest themselves as promptly as practicable of beneficial ownership of a sufficient number of Common Shares so that such Person together with its
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         Affiliates and Associates beneficially own less than 11.8% of the
         Common Shares then outstanding. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as a result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 11.8% or more of the Common Shares then outstanding, provided, however, that if a Person, together with its Affiliates and Associates, shall become the Beneficial Owner of 11.8% or more of the Common Shares then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares other than as a direct or indirect result of any corporate action taken by the Company, then such Person shall be deemed to be an "Acquiring Person."

                  2. The first sentence of clause (a) of Section 3 of the Rights Agreement is hereby amended to read in its entirety as follows:

         "(a) Until the earlier of the Close of Business on (i) the tenth Business Day after the Shares Acquisition Date or (ii) the tenth Business Day, or such specified or unspecified later date as may be determined by action of the Board of Directors of the Company, after the date of the commencement of (as determined by reference to Rule l4d-2(a), as now in effect under the Exchange Act), or first public announcement of the intent of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan, including, but not limited to, an employee stock ownership plan, of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company or such Subsidiary as a fiduciary pursuant to the terms of any such employee benefit plan) to commence (which intention to commence remains in effect for five Business Days after such announcement), a tender or exchange offer for an amount of Common Shares of the Company which, together with the Common Shares already beneficially owned by such Person, constitutes 11.8% or more of the Common Shares then outstanding (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates described in clauses (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section
         3) by the certificates for Common Shares registered in the names of the holders thereof (which certificates for Common Shares shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the rights to receive Right Certificates will be transferable only in connection with the transfer of Common Shares."

                  3. The foregoing amendments to Section 1(a) and 3(a) of the Rights Agreement are, and shall be deemed for all purposes to have been, effective on and after July 28, 1998 as if this Second Amendment were executed and delivered as of such date.

                  4. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State.
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                  5. Except as expressly amended hereby, the Rights Agreement, as previously amended, shall continue in full force and effect in accordance with the provisions thereof.

                  6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
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                  IN WITNESS WHEREOF, the Company and the Rights Agent have
executed this Amendment as of the date first above written.

                                       GRYPHON HOLDINGS, INC.



                                       By: ____________________________________
                                             Stephen A. Crane
                                             President and CEO

ATTEST:


_______________________


                                       STATE STREET BANK AND
                                        TRUST COMPANY



                                       By: ____________________________________

ATTEST:


_______________________